ROCKEFELLER & CO. LLC

CODE OF ETHICS

General

The Code of Ethics (the “Code”) of Rockefeller & Co. LLC ("R&Co.") is intended to fulfill the firm's obligations under the Investment Advisers Act of 1940, as amended (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) with respect to registered investment companies advised by R&Co. (“Affiliated Mutual Funds”), to set forth standards of conduct and to require compliance with the federal securities laws. As a registered investment adviser, the firm owes a duty of loyalty to each of its clients, which requires that the firm serve the best interests of its clients at all times. This Code is supplemented by a number of other published directives, including the Policy on Business Conduct and the R&Co. Employee Handbook. Topics covered elsewhere include outside officerships or directorships, gifts policy, political contributions, confidentiality and privacy, and prohibition of insider trading. R&Co. must provide a copy of the Code to any client or prospective client upon request.

R&Co.’s Legal Department and the Compliance Committee are responsible for the administration and enforcement of this Code. If a person subject to this Code is in doubt as to whether a proposed action or securities transaction is proper, the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department should be consulted. When legally and ethically permissible, the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department may approve exceptions to the strict limitations described in this Code.

This Code of Ethics applies to the following persons (“Supervised Persons”):

(1)    Directors and officers of R&Co. (or other persons occupying a similar status or performing similar functions);

(2)    Employees of R&Co., Rockefeller Trust Company, N.A. and The Rockefeller Trust Company (Delaware); and

(3)    Any other person subject to R&Co.’s supervision and control who the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department determines to be subject to the Code.

1 Adopted January 1, 1994
Amended February 2019

Standards of Conduct

It is R&Co.’s policy to maintain the highest standards of service for its clients. As a fiduciary, the firm has a duty to act honestly, in good faith and in clients’ best interests, and to exercise the degree of care, diligence and skill that a reasonably prudent manager would exercise in the circumstances. This standard of care extends to the services provided by all Supervised Persons in each facet of R&Co.’s business operations.

R&Co. will not tolerate illegal or improper actions undertaken either for personal benefit or in a misguided effort to achieve gains on behalf of the firm or its clients. Violations of this Code may result in disciplinary action, including dismissal. Violations of legal prohibitions on insider trading may result in permanent bars from employment in the securities industry, imprisonment, civil penalties, criminal fines and third-party lawsuits.

Compliance with Laws and Regulations

Supervised Persons must comply with applicable federal securities laws. Each Supervised Person has a duty to know, understand and comply with all relevant legal, regulatory and ethical requirements applicable to his or her duties and responsibilities. Any Supervised Person who is uncertain about these requirements should contact the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department for guidance.

Conflicts of Interest; Outside Business Activities

As a fiduciary, R&Co. has an affirmative duty of care, loyalty, honesty and good faith to act in the best interests of its clients. Compliance with this duty can be achieved by seeking to avoid conflicts of interest and by fully disclosing to the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department all material facts concerning any conflict that does arise with respect to any client. R&Co. employees may not engage in outside business activities, such as compensated outside employment or serving as a director of another firm, without first obtaining approval from their Manager, Human Resources and the Legal Department. Please refer to the Policy on Business Conduct and the Employee Handbook for additional information.

Personal Securities Transactions

Certain Supervised Persons designated by the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department as “Access Persons” must report their personal securities transactions and holdings, and are subject to other personal trading restrictions. All Access Persons are deemed to be Access Persons for purposes of the Advisers Act and Rule 17j-1 under the Investment Company Act.

An Access Person is a Supervised Person who has access to nonpublic information regarding clients’ purchases or sales of securities (other than as clients or representatives of clients), who is involved in making securities recommendations to clients or who has access to such recommendations that are nonpublic. The Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department shall identify all Access Persons who are required to make these reports and inform those Access Persons of their reporting obligations.

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Amended February 2019

Access Persons may not, in connection with the purchase, sale or gift, directly or indirectly, of a security held or to be acquired by a client:

(1)    Defraud such client in any manner;

(2)	Mislead such client, including by making a statement that omits material facts;

(3)	Engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon such client;

(4)	Engage in any manipulative practice with respect to such client; or

(5)	Engage in any manipulative practice with respect to securities, including price manipulation.

The specific provisions and procedures relating to personal trading by Access Persons are set forth in the Personal Trading Policy attached as Schedule A.

Certification of Compliance and Training

R&Co. will provide Supervised Persons with a copy of the Code and any amendments or supplements thereto. Each Supervised Person must submit to the Legal Department at least annually an acknowledgement of receipt of the Code and any such amendments and supplements. Completion and submission of the acknowledgment form accompanying the annual distribution of the firm’s compliance policies and procedures satisfies this requirement.

Reporting of Code Violations

Any violations or suspected violations of the Code must be promptly reported to the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department or pursuant to R&Co.’s Whistleblower Policy. Examples include: (i) noncompliance with applicable laws, rules and regulations; (ii) fraud or illegal acts involving any aspect of R&Co.’s business; and (iii) material misstatements in regulatory filings, internal books and records, client records or reports. Such reporting should be made confidentially, in person, by telephone or in writing or anonymous pursuant to R&Co.’s Whistleblower Policy.

Sanctions

In connection with any violation of the Code, the Compliance Committee may impose such sanctions as it deems appropriate, including, but not limited to, fines, warning letters and disgorgement of profits. Violations which are intentional or which are of a more serious nature could result in other disciplinary action, including termination of employment.

Internal Reporting and Escalation

The Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department will periodically report on matters relating to the administration of the Code and violations thereof to the Compliance Committee. Significant violations of the Code will be reported by the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department to R&Co.’s Chief Executive Officer and/or the Audit and Compliance Committee of Rockefeller Capital Management L.P., as deemed appropriate.

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Amended February 2019

Reports to Affiliated Mutual Funds

On a periodic basis, but not less than annually, the Chief Compliance Officer shall prepare a written report to the chief compliance officer and board of trustees or directors of each Affiliated Mutual Fund setting forth the following:

(1)
A description of any material issues arising under the Code which relate to the Affiliated Mutual Fund since the last report to the Affiliated Mutual Fund chief compliance officer and board of trustees including, but not limited to, information about material violations of the Code or underlying procedures and sanctions imposed in response to the material violations;

(2)	A certification on behalf of R&Co. that R&Co. has adopted procedures which it believes are reasonably designed to prevent Access Persons from violating the Code; and

(3)	A summary of existing procedures concerning personal investing and any changes in procedures made during the past year.

Recordkeeping Requirements

R&Co. will maintain the following records in a readily accessible place:

(1)	A copy of each version of the Code that has been in effect at any time during the past six years;

(2)	A record of any violation of the Code and any action taken as a result of such violation for six years from the end of the fiscal year in which the violation occurred;

(3)	A list of the names of persons who were Supervised Persons and Access Persons at any time within the past six years;

(4)	A record of all acknowledgements of receipt of the Code and amendments for each person who is currently, or within the past six years was, a Supervised Person;

(5)	Holdings and transactions reports made pursuant to the Code, including any brokerage confirmations and account statements submitted in lieu of these reports within the past six years;

(6)
A record of any approval (as required in Personal Trading Policy attached as Schedule A) of, together with the supporting reasons for such approval, the acquisition of securities by Access Persons in IPOs and limited offerings for at least six years after the end of the fiscal year in which approval was granted.

(7)	A copy of each report made to an Affiliated Mutual Fund’s chief compliance officer and board of trustees for at least six years after the end of the fiscal year in which it was made.

Associated R&Co. Policies
Policy on Business Conduct
Code of Ethics Interpretive Memoranda
Insider Trading Policy

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Amended February 2019

Whistleblower Policy
Pay-to-Play Policy
Privacy Policy
SEC Record Retention Policy
Employee Handbook

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Amended February 2019

Schedule A

Personal Trading Policy
Applicable to Access Persons

Administration of the Code of Ethics and the Personal Trading Policy

R&Co. utilizes a third party solution, BasisCode Compliance (the “Reporting System”), to assist in its administration of the Code and this Personal Trading Policy. The Reporting System must be used by Access Persons to submit all required reports and to request preclearance of securities transactions, unless a different arrangement has been authorized by the Legal Department.

Any person with the authority to approve any transaction or exemption under this Personal Trading Policy (each, an “Authorized Person”) may not approve any transaction or exemption involving themselves or their related accounts, and must have another Authorized Person approve their transactions and exemptions.

Account Disclosure

Access Persons must disclose to the Legal Department all brokerage and other investment accounts, including private investments, retirmenet plans, trusts and investment clubs, in which the Access Person has direct or indirect influence or control (a “Controlled Account”) or a direct or indirect beneficial interest (a “Beneficial Interest Account”), within 10 days of becoming an Access Person. Thereafter, Access Person must disclose any new Controlled Accounts and Beneficial Interest Accounts within 30 days of the end of the calendar quarter in which the account is established. In making these disclosure, the Access Person must provide the account holder’s name and the name and the account number of the financial institution where the account is held and such other information as may be requested by the Legal Department.

Please refer to Appendix I for additional information about the criteria for determining if an account is considered a Controlled Account or a Beneficial Interest Account under the Personal Trading Policy.

Approved Brokers

Access Persons must maintain their brokerage and investment accounts at a broker that transmits securities transactions and holdings information through a data feed to the Reporting System (each, an “Approved Broker”), unless one of the exceptions set forth below applies. A current list of Approved Brokers is provided as Appendix II. Each Access Person is required to complete all paperwork required by the Approved Broker in order to have their account holdings and transaction information included on the data feed into the Reporting System.

Persons designated as Access Persons are expected to transition all of their non-exempt brokerage and investment accounts to an Approved Broker within 30 days of becoming an Access Person.

Exceptions:

(1)
Exempt Accounts: Personal securities accounts over which an Access Person has no direct or indirect influence or control (for example, a blind trust or a third-party discretionary management arrangement that meets certain requirements) are not subject to this Personal Trading Policy and can be maintained at any financial services firm. For this exemption to apply, the Access Person cannot (a) be consulted in advance with respect to transactions in

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the account, (b) suggest or direct any particular transactions in the account, or (c) consult with the trustee or discretionary manager as to the particular allocation of investments to be made in the account. Requests for such an exemption must be submitted to the Legal Department through the Reporting System using Preclearance and Reporting Exemption Form. Access Persons will be notified through the Reporting System if the exemption request has been approved or denied. Exempt Accounts must be recorded on the Reporting System and are subject to periodic review in order to confirm compliance with the terms of the exemption.

(2)
Exempt Rockefeller Accounts: Segregated accounts managed by R&Co., and investments made in the firm’s 401K and compensation plans (collectively, “Exempt Rockefeller Accounts”) are not required to be maintained at an Approved Broker.

(3)
Mutual Fund Transfer Agent Accounts: Shares of open-end U.S. mutual funds which are not subject to reporting requirements under this Personal Trading Policy, are not required to be maintained at an Approved Broker. Investments in open-end U.S. mutual funds advised or subadvised by R&Co. (“Affiliated Mutual Funds”), which are subject to reporting under this Personal Trading Policy, must be maintained at an Approved Broker or in an exempt account. A list of R&Co.’s current Affiliated Mutual Funds is attached as Appendix III.

(4)	Private Securities Exceptions: Investments in private securities (hedge funds, private equity fund, direct private equity, etc.) are not required to be held with an Approved Broker.

(5)
Other Approved Exceptions: The Legal Department may approve exceptions from the requirement that a personal securities account be maintained at an Approved Broker for other reasons. Examples of situations where such an exemption may be granted include, but are not limited to:

(a)
accounts which are unable to be transferred such as 529 Plans, 401K plans, and securities accounts controlled or owned by an Access Person’s spouse or family members who are employed by other financial services firms that require accounts to be maintained at such other financial services firms;

(b)	accounts for temporary Access Persons such as interns, temporary employees and contractors; and

(c)	such other situations as determined to be appropriate by the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department.

If an Access Person is granted an exception from the requirement that a personal securities account be maintained at an Approved Broker, the Access Person must still disclose the account by recording it on the Reporting System and comply with the requirments if this Personal Trading Policy to the extent applicable.

Restricted Trading List

R&Co. maintains a “Restricted Trading List” which identifies the securities of issuers, if any, which may be the subject of material, nonpublic information ("inside information") possessed by R&Co. Any Access Person possessing inside information about a public company should report that fact to the Chief Compliance Officer, Compliance Officer or the General Counsel. If the inside information may be attributed to R&Co., the issuer will in most cases be added to the Restricted Trading List. Any Access Person possessing

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inside information is prohibited from communicating the inside information to others inside or outside of the firm and is prohibited from purchasing, selling or otherwise transacting in the securities of any companies whose securities are affected by the inside information for their own account or the accounts of clients or any other person or entity. R&Co. has a separate published policy on insider trading which should be referred to in case of question.

Preclearance

General Preclearance Requirement

Access Persons must obtain permission prior to engaging in a personal securities transaction (including a purchase, sale, exercise of an option or a gift) in any security in a Controlled Account, with the exception of transactions in Exempt Securities (defined below) and transactions in exchange traded funds and exchange traded notes. Requests seeking permission to engage in a personal securities transaction should normally by submitted through the Reporting System.

In general, the Trading Desk will evaluate preclearance requests relating to personal security transactions involving publicly traded securities, and the Legal Department will evaluate preclearance requests relating to initial public offerings (“IPOs”) and limited offerings such as private placements (each, a “Limited Offering”). Access Persons should take into consideration the possibility that a preclearance request may not be timely processed or may be denied when considering personal investment activities subject to this Personal Trading Policy.

Access Persons will receive notification (typically through the Reporting System) if a preclearance request has been approved or denied. Unless some other specific arrangement is approved by the Trading Desk or the Legal Department, preclearance is only effective for the day it is issued or for the specified IPO or Limited Offering.

In general, any security subject to the Personal Trading Policy’s preclearance requirements may not be purchased or sold in a Controlled Account while the issuer is otherwise restricted from Access Person personal trading pursuant to the requirements set forth below under Preclearance Restrictions, unless prior approval is obtained from the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department.

Enhanced Preclearance Requirements

Members of the Investment Department, Institutional Sales Department, Trading Desk and Settlements Team, and any other Access Person specifically notified by the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department as having increased preclearance obligations due to their close contact with members of such departments or groups, are subject to an enhanced preclearance review.

For public securities, the Trading Desk will coordinate this enhanced preclearance review and will notify the Chief Investment Officer or his designee of the trade request prior to granting preclearance. If the Chief Investment Officer or his designee determines that any such personal securities transaction poses a potential conflict with R&Co.’s asset management activities, the Chief Investment Officer or his designee may instruct the Trading Desk to deny clearance, prohibit the Access Person from executing the transaction (notwithstanding receipt of clearance from the Trading Desk) or take such other actions as deemed appropriate

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including, without limitation, requiring the reversal of the trade and/or the disgorgement of any profits relating to the trade.

Recordkeeping

The Legal Department oversees the retention of preclearance inquiries relating to Access Person investments in IPOs and Limited Offerings, including investments in R&Co.’s private investment vehicles. The Trading Desk is responsible for maintaining, or causing to be maintained, records associated with the preclearance reviews they perform.

Preclearance Restrictions

Securities on the Restricted Trading List

In general, any security subject the Personal Trading Policy’s preclearance requirements may not be purchased or sold in a Controlled Account while the issuer is on the Restricted Trading List, unless prior approval is obtained from the Chief Compliance Officer, Compliance Officer or the General Counsel.

Securities on the Grey List

The Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department may also establish a “Grey List” which identifies issuers of securities which are subject to an enhanced preclearance review for reasons deemed appropriate to R&Co.’s compliance program. Requests by Access Persons to invest in the securities of issuers on the Grey List must be reviewed by the Chief Compliance Officer, Compliance Officer or another senior member of the Legal Department and may be denied or be subject to certain restrictions or limitations.

Restrictions on IPOs and Limited Offerings

No security may be purchased or sold in a Controlled Account if the purchase would deprive any R&Co. client of an investment opportunity, after taking into account all other such clients' investments and investment objectives. This restriction is likely to have practical significance only when a desirable security is in short supply, such as a "new issue", thinly traded security or a private investment opportunity. The Chief Compliance Officer, the Compliance Officer or another senior member of the Legal Department must specifically preclear any investments by Access Persons in IPOs and in Limited Offerings (e.g., private placements), provided, however, that preclearance requests from Access Persons subject to the Enhanced Preclearance Requirements shall also require the approval of the Chief Investment Officer or his designee. In general, approval may be granted to an Access Person when the IPO or Limited Offering is not the subject of, or a probable subject of, an active client recommendation and participation does not otherwise raise any significant conflict issues.

Restrictions Due to Potential Conflicts with Client Transactions

No security may be purchased or sold in a Controlled Account by an Access Person if the sale or purchase is effected with a view to making a profit on an anticipated market action of the security as a result of being recommended to any client for purchase or sale. In addition, no security may be purchased or sold in a Controlled Account in a transaction with a R&Co. client without prior approval from the Chief Compliance Officer, the Compliance Officer or a senior member of the Legal Department, except for investments and

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disinvestments in mutual funds and other pooled investment vehicles which comply with all requirements under this Personal Trading Policy.

Access Persons will be generally be restricted from trading in securities subject to the Personal Trading Policy’s preclearance requirements for Controlled Accounts if the transaction raises a potential conflict with a client transaction such as when:

(1)	The issuer of such security is the subject of an active buying or selling program for clients;

(2)
The issuer of such security is the probable subject of an investment recommendation or of a buying or selling program until such time as either (i) an investment recommendation concerning such security is communicated to clients (in which event paragraph 1 above would apply) or (ii) a determination is made that the security is no longer the probable subject of an investment recommendation or of a buying or selling program; or

(3)	An open order is pending for a client in the same issuer.

Notwithstanding the foregoing, there is a presumption that transactions by Access Persons which are not effected with a view to making a profit on an anticipated market action of the security as a result of being recommended to any client for purchase or sale and which meet the following de minimis criteria are not in conflict with client transactions and may be approved provided the transactions do not involve securities on the Restricted List or which are otherwise subject to trading restrictions under the this Personal Trading Policy:

(1)	Transactions in equity securities involving up to 2,000 shares of an issuer and not exceeding $25,000 in value;

(2)	Options involving up to 15 contracts but not exceeding $25,000 in exposure; and

(3)	Fixed income securities involving up to $25,000 face value.

Notwithstanding the above, all transactions requested by Access Person who are subject to the Enhanced Preclearance Requirement must be reviewed in accordance with such procedures regardless of the size or value of the proposed transaction.

Reporting Requirements

The Legal Department will notify each Access Person (either through an email from the Reporting System or the corporate email system) of the date by which the required holdings and transaction disclosures are required to be completed. Access Persons do not need to file reports for accounts maintained at Approved Brokers as holdings and transactions information for such accounts is transmitted by data feeds to the Reporting System. To the extent an Access Person has transitions and holdings in reportable securities which are not transmitted on a data feed, the Access Person must manually record all required information on the Reporting System, unless an alternative arrangement is approved by the Legal Department. As noted previously, transactions and holdings in Exempt Accounts are not required to be entered into the Reporting System.

Initial and Annual Holding Reports

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All Access Persons must disclose to the Legal Department within 10 days of becoming an Access Person and annually thereafter a list of all securities (except for Exempt Securities) held in such Access Person’s Controlled Accounts and Beneficial Interest Accounts, including the title of the security, the number of shares and/or principal amounts of the holding. The holdings must be current as of a date not more than 45 days prior to the person becoming an Access Person (initial report) or the date the disclosure is submitted (annual report).

Quarterly Transactions Reports

All Access Persons must disclose to the Legal Department their securities transactions (except for transactions involving Exempt Securities) in their Controlled Accounts and Beneficial Interest Accounts, containing the date of the transaction, the issue, the number of shares or the principal amount, the nature of the transaction, the price received, and the name of the broker, dealer or bank through which the transaction was effected within 30 days after the end of each calendar quarter.

Review and Enforcement

    Each quarter, all trades disclosed by Access Persons are compared against all client trades. Trades by Access Persons and clients involving securities of the same issuer which occur within a period of 10 days before or 10 days after each other are flagged and individually reviewed for potential conflicts and compliance by such Access Persons with the Personal Trading Policy’s preclearance requirements. Personal security transactions disclosed by Access Persons are also reviewed to detect any potential illegal or improper trading activity, including failure to preclear nonexempt personal securities transactions, trading in securities which appear on the Restricted Trading List and insider trading. In addition, Access Persons may be selected for additional ad hoc reviews and analysis, including but not limited to reviews of account statements obtained directly by R&Co. from brokerage firms and other financial institutions. If either the Chief Compliance Officer or Compliance Officer is selected for such a review, the review will be conducted by another senior member of the Legal Department.

The Compliance Officer coordinates the above reviews and reports on the results of such reviews to Chief Compliance Officer and the Compliance Committee. It is important to bear in mind that the negligible market impact of a small trade does not excuse a violation of the Personal Trading Policy if the transaction crosses or competes with a client trade.

Exempt Securities – No Preclearance or Reporting Required

The following investments are not subject to preclearance or other restrictions and need not be included in an Access Person’s annual holdings and quarterly transaction reports:

(1)	Direct obligations of the Government of the United States;

(2)	Bankers acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(3)	Shares issued by money market funds;

(4)	Shares issued by open-end U.S. mutual funds and U.S. investment trusts that are invested exclusively in open-end U.S. mutual funds; and

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(5)	Participation in an automatic investment plan.

Notwithstanding the foregoing, transactions and holdings of shares issued by open-end U.S. mutual funds affiliated with or managed by R&Co. are required to report on an Access Person’s holdings and transaction reports unless held in an Exempt Account.

Confidentiality

All transactions and holdings reports and broker account information will be maintained in confidence, except to the extent necessary to implement and enforce the provisions of the Personal Trading Policy and Code or to comply with requests for information from regulators, auditors and other legal authorities. Personal trade related matters which involve potential violations of securities laws by Access Persons may be disclosed to outside counsel and reported to regulators and other legal authorities.

Violations

Violations of the Personal Trading Policy, depending on the facts and circumstances, may result in the issuance by R&Co. to an Access Person of a written warning, a monetary fine, disgorgement of profits, or, for violations which are intentional or of a more serious nature, other disciplinary action up to and including dismissal. Violations of securities laws by Access Persons may involve significant civil and criminal penalties.

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Appendix I
Controlled Account

A “Controlled Account” is an account over which you have direct or indirect influence or control.

“Control” exists in securities owned directly or jointly with another person (including ownership through a nominee) or in securities which are:

(a)
Held in the name of the Access Person of their immediate family members or household. Immediate family members include: (i) a person’s spouse, parents, in-laws, children and stepchildren,  (ii) members of a person’s household, (iii) an individual to whom a person provides financial support of more than 50 percent of the individual’s annual income, or (iv) a person who is claimed as a dependent for federal income tax purposes (collectively, “Immediate Family Members”);

(b)
Held in the name of an individual outside of your family or household where the Access Person has direct or indirect control over securities investments. This could include the account of a friend whom you have reason to believe accepts your advice on the purchase or sale of reportable securities

(c)	Held in the name of a trust or estate where the Access Person serves as trustee or executor; or

(d)
Held in the name of an entity where the Access Person has direct or indirect control over securities investments. This could include the investment activity of a not-for profit organization in whose investment committee the Access Person serves or the account of a friend whom the Access Person has reason to believe accepts his or her advice on the purchase or sale of reportable securities. The legal right to execute transactions in an account is regarded as "control" whether or not that right is ever exercised.

Beneficial Interest Account

A "Beneficial Interest Account" is an account in which an Access Person has the opportunity, directly or indirectly, to profit or share in any profit derived from the account. This would include, for example, direct accounts, joint accounts, and trusts or other accounts established for the benefit of the Access Person. In addition, the Code presumes that trusts or accounts established for the benefit of the Access Person’s Immediate Family Members is a Beneficial Interest Account.

A "Beneficial Interest" exists in securities owned directly or jointly with another person (including ownership through a nominee) or in securities which are:

(a)    Held in the name of a trust where the Access Person is a beneficiary;

(b)    held in the name of or in a trust for the benefit of, an Immediate Family Member of the Access Person, absent special circumstances indicating that the reporting person does not obtain benefits substantially equivalent to those of ownership;

(c)    held in the name of another person, if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership (e.g. the ability to exercise a controlling influence over the application

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of the income derived from such securities or to meet expenses which the reporting person otherwise would meet from other sources) or if the Access Person can vest or revest title in himself or herself at once or at some future time; or

(d)    held by any partnership, closely-held corporation, trust or estate, to the extent of the reporting person's interest therein.

The above examples are not exhaustive of all situations in which a control relationship or a beneficial interest can exist. If you are uncertain, please contact the Chief Compliance Officer, Chief Compliance Officer or another senior member of the Legal Department.

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Appendix II

APPROVED BROKER LIST

Bank of America	Morgan Stanley
Capital One	Oppenheimer & Co.
Charles Schwab	Pershing
Credit Suisse	Raymond James
Deutsche Bank	RBC Dain Rauscher
E-Trade	Scottrade
Edward Jones	Stifel
Fidelity	TD Ameritrade
Goldman Sachs	Trust Company of America
Interactive Brokers	UBS
JP Morgan Chase	Vanguard
Merrill Lynch	Wells Fargo

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Appendix III

AFFILIATED MUTUAL FUNDS

Rockefeller Equity Allocation Fund	Rockefelleller Intermediate Tax Exempt New York Bond Fund
Rockefeller Core Taxable Bond Fund	Transamerica Global Equity Fund
Rockefeller Intermediate Tax Exempt National Bond Fund	Touchstone Sustainability and Impact Equity Fund

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